UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2008

MV Oil Trust

(Exact name of registrant as specified in its charter)

Delaware	001-33219	06-6554331
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

919 Congress Avenue
Austin, Texas 78701	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 1-800-852-1422

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01  Regulation FD Disclosure.

As publicly reported, on July 22, 2008, SemCrude, L.P. and certain of its affiliates, including Eaglwing, L.P. (“Eaglwing”), filed voluntarily petitions for reorganization under Chapter 11 of the United States Bankruptcy Code.  Eaglwing purchased substantially all of the crude oil production of the underlying properties, subject to the net profits interest held by MV Oil Trust, for the month of June 2008 and for the first 18 days of July 2008, after which date further sales to Eaglwing were terminated.  As of the date of this Report, Eaglwing has not yet paid the purchase price for such sales.  Set forth below is an update regarding this matter, which is based on information provided to The Bank of New York Trust Company, N.A. (the “Trustee”), as Trustee of MV Oil Trust, by representatives of MV Partners, LLC (“MV Partners”).

Given the bankruptcy filing by Eaglwing and the uncertainty of recovery by MV Partners of its crude oil sales in June and July 2008, and that MV Partners will not realize revenues from crude oil sales in August until late September, MV Partners actively considered available alternatives for accessing needed funds for its ongoing business activities, including payment obligations under its hedge contracts.

On August 7, 2008, MV Partners closed on two separate credit facilities providing an aggregate of $9 million of funding capacity for general corporate purposes.  The first credit facility consists of a new $6 million secured revolving line of credit pursuant to an amended and restated credit agreement with MV Partners’ bank group.  Pursuant to the terms of the revolving line of credit, the maximum amount outstanding thereunder reduces quarterly by $1,333,334 as of each of December 31, 2008, March 31, 2009 and June 30, 2009, with the facility terminating on August 5, 2009.

The second credit facility consists of a new unsecured loan in an aggregate principal amount of $3 million from indirect equity owners of MV Partners.  Payments on the loan in the amount of $666,667 are due on each of December 31, 2008, March 31, 2009 and June 30, 2009, with the remaining balance of the loan due on August 5, 2009.

As part of its Chapter 11 filing, Eaglwing and certain of its debtor affiliates created a special supplier protection program for their critical providers of goods and services.  Vess Oil Corporation (“Vess Oil”) and Murfin Drilling Company, Inc. (“Murfin Drilling”), individually and as contract operators of the underlying properties for which MV Partners is designated as the operator, submitted a filing on July 27, 2008 to be eligible to be considered such a critical provider.  Vess Oil and Murfin Drilling have not received notice that they have been designated as a critical provider, and there can be no assurance that Vess Oil and Murfin Drilling will be designated as such a critical provider.

As previously reported, on July 31, 2008, Vess Oil and Murfin Drilling recommenced sales of production from the underlying properties, to purchasers other than Eaglwing, under short-term arrangements using market sensitive pricing.  As of August 7, 2008, field operations at the underlying properties have returned to substantially normal operations, although it may take another week or so before the marketing of crude oil production will normalize to the sales process and volumes that existed prior to July 18, 2008.

The cash proceeds received by MV Oil Trust from MV Partners are based upon the net proceeds attributable to MV Partner’s interest from the sale of production from the underlying properties.  Absent collection of the receivables for crude oil sales of MV Partners during June and July, MV Partners does not expect that there will be sufficient net proceeds for MV Oil Trust to make the scheduled third quarterly distribution in October 2008.  If there is no such distribution, the scheduled quarterly distribution in January 2009 would likely be substantially impacted.  As sales have resumed for production from the underlying properties, MV Partners currently expects that there would be sufficient net proceeds available for the scheduled quarterly distribution by MV Oil Trust in April 2009  At this time, the ultimate outcome of these various matters cannot be determined.

Pursuant to General Instruction B.2 of Form 8-K, the information included herein is not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is not subject to the liabilities of that section and is not deemed incorporated by reference in any filing by MV Oil Trust under the Exchange Act or the Securities Act of 1933, as amended, but is instead “furnished” for purposes of that instruction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MV Oil Trust

By: The Bank of New York Trust Company, N.A., as Trustee

Date: August 8, 2008	By:	/s/ Mike Ulrich
Mike Ulrich
Vice President